AMENDMENT NUMBER 2 TO THE AMENDED AND RESTATED
              CONSECO STOCK BONUS AND DEFERRED COMPENSATION PROGRAM


         This Amendment to the Amended and Restated Conseco Stock Bonus and Deferred Compensation Program (the "Amendment") is to be effective as of January 1, 1995 to amend the Amended and Restated Conseco Stock Bonus and Deferred Compensation Program, as amended, which was effective on December 21, 1992 and amended effective December 30, 1993 (the "Plan").

                                    AMENDMENT

         1. Section 6.01 of the Plan is amended and restated in its entirety to read as follows:

                  6.01     Each annual  amount  awarded to a  Participant  under
                           Section V shall become fully vested and the value of his Cash Allocation Account and Stock Allocation Account attributable to such award shall become fully vested after a period of continuous employment with the Company ending:

                           (a) Upon the fifth anniversary of the end of the calendar year for which such amount was awarded (for this purpose, accretions due to dividends, distributions, or stock splits shall vest at the same time as the base award to which such accretions relate);

                           (b) By reason of the Participant's attainment of age sixty (60);

                           (c) By reason of the Participant's Total and Permanent Disability;

                           (d)      By reason of the Participant's death;

                           (e) By reason of the occurrence of a Change in Control; or

                           (f) Upon a non-employee director serving on the Board of Directors of the Company for at least ten years.

                           All awards not fully vested upon termination of employment shall be forfeited, and the Company's obligation for benefits based on these awards shall cease.

         2. Except as provided for in this Amendment, the Plan shall continue in full force and effect.